Alpha Natural Resources, Inc.

FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces New $600 Million Share Repurchase Authorization

ABINGDON, VA, August 22, 2011 - Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal producer, today announced that Alpha's board of directors has approved a share repurchase authorization permitting Alpha to repurchase up to $600 million of its outstanding common stock.  The authorization, which remains in effect through December 31, 2014, enables Alpha to repurchase shares from time to time as market conditions warrant, subject to applicable securities law and other requirements.

The new $600 million authorization is in addition to the existing $125 million repurchase authorization announced in May of 2010, under which approximately $108 million has been used to repurchase approximately 3.2 million shares at an average price of $33.74 per share through August 19, 2011.  Approximately $17 million remains available for repurchases under the existing $125 million authorization.

“This new repurchase authorization affirms Alpha’s long-standing commitment to maximizing shareholder value,” said Kevin Crutchfield, Alpha’s chief executive officer.  “Throughout its history, Alpha has been focused on operational excellence, thoughtful growth, and the maintenance of a strong balance sheet and an appropriate capital structure.  Executing on our strategic plan, Alpha has emerged from the recent acquisition of Massey with a premier reserve base that positions us as a leading global supplier of metallurgical coal, a sound balance sheet and ample liquidity.  With today’s announcement, Alpha will continue to be able to deploy a portion of its capital and expected future free cash flows to fine tune our capital structure and return cash to shareholders while at the same time continuing to focus on successful integration and operational execution following the acquisition.”

About Alpha Natural Resources
Alpha Natural Resources is one of America's premier coal suppliers with coal production capacity of greater than 120 million tons a year.  Alpha is the nation's leading supplier and exporter of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries across the country.  The Company, through its affiliates, employs approximately 14,000 people and operates approximately 150 mines and 40 coal preparation facilities in Appalachia and the Powder River Basin.  More information about Alpha can be found on the Company’s Web site at www.alphanr.com.

Forward Looking Statements
Certain statements in this press release which are not statements of historical fact are “forward-looking statements” within the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees of future performance. Many factors could cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking-statements. These factors are discussed in detail in Alpha’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in Alpha’s other filings with the SEC. Such statements are made based on currently available information, and Alpha assumes no obligation to update such statements due to changes in underlying factors, new information, future developments, or otherwise, except as required by law.

Investor Contact
Todd Allen, CFA
(276) 739-5328
tallen@alphanr.com

Media Contacts
Ted Pile
(276) 623-2920
tpile@alphanr.com

Rick Nida
(276) 739-5304
rnida@alphanr.com
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